Exhibit 10.5

RETIREMENT AGREEMENT

THIS RETIREMENT AGREEMENT (the “Agreement”) made and entered into effective April 30, 2007, by and between Syntroleum Corporation (the “Company”) and Greg Jenkins (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive and the Company are parties to that certain Employment Agreement dated as of January 3, 2005 (the “Employment Agreement”), and that certain Indemnification Agreement dated January 3, 2005 (the “Indemnification Agreement”), both of which are attached hereto as Attachment “B”; and

WHEREAS, the parties mutually desire to arrange for Executive’s retirement from the Company under certain terms; and

WHEREAS, in consideration of the mutual promises contained herein, the parties hereto are willing to enter into this Agreement upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Retirement and Resignation from Officer Positions. Effective as of the close of business on December 31, 2007 (the “Retirement Date”), the Executive will retire as an employee of the Company. As of May 1, 2007, the Executive agrees to resign any and all director officer, or other positions he holds with the Company or any of its affiliates and/or subsidiaries, and the Executive hereby agrees to sign and deliver the letter included herein Attachment D, evidencing his resignation as an officer. The Executive shall remain as an employee until the Retirement Date and subject to the terms of the Employment Agreement. However, the Company and Executive agree that from the execution of the Agreement until the Retirement Date, the Executive shall be available, at times to be mutually agreed, if called upon by the Company, to provide assistance that the Company may request, including without limitation, providing advice and assistance on any possible financings by the Company.

2. Consideration and Waiver and Release. The Executive shall have until 45 calendar days after the date this Agreement was furnished to him to consider whether to sign and return this Agreement to the Company by first class mail or by hand delivery. In consideration for the Executive’s execution of and compliance with this Agreement, including but not limited to the execution of the Waiver and Release attached hereto as Attachment A, the Company shall provide the consideration set forth below in this Section 2. Unless as otherwise provided in the Agreement, this consideration is provided subject to the binding execution by the Executive (without revocation) of the Waiver and Release, and the re-affirmation of such Waiver and Release as of the Retirement Date. The Company’s obligation to make any further payments or provide any benefits otherwise due under Section 2 shall cease only in the event the Executive is in material breach of the terms of this Agreement or the Waiver and Release and fails to cure such breach in a reasonable period of time, and no payment shall be made or other benefit described hereunder provided until the expiration of the seven-day revocation period as provided for in the Waiver and Release following the Executive’s re-affirmation of the Waiver and Release as of the Retirement Date (the “Effective Waiver Date”).

A. Retirement Payments. The Company agrees to pay the Executive a lump sum payment of $130,000.00 on the Effective Waiver Date and eighteen (18) monthly payments of $21,666.67 commencing on the date six months and two days following the Effective Waiver Date. In the event of a Change of Control (as defined herein this Agreement), the Company will within ten (10) days of such Change of Control, pay to Executive any unpaid remaining balance under this Section 2(A).

B. Health Plan Coverage Continuation. The Executive and his qualifying dependents will be eligible for coverage under the Company’s retiree medical and dental+vision benefit plans, in accordance with and subject to the terms and conditions of such plans, from the Effective Waiver Date until the date one (1) year following the Retirement Date, subject to (i) Executive’s continued payment of the employee portion of the then-applicable premium, as such portion and premiums are in effect from time to time, and (ii) the Company’s ability to amend or terminate its benefit plans at any time. The Company believes that, under current law, the Executive’s participation in such coverage will not result in further taxable income to the Executive. If, following the Retirement Date, the Executive becomes eligible for medical or dental+vision benefits from another employer, the Company’s obligation to provide such benefits coverage shall immediately cease only with regard to that coverage provided by the other employer. Following the first anniversary of the Effective Waiver Date or such earlier time as coverage under the Company’s retiree medical and dental+vision benefit plans is no longer available to the Executive, the Executive and his dependents will be eligible to elect continuation coverage for medical and dental+vision benefits to the maximum extent provided for under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), subject to the Executive’s payment of the full premiums and the Company’s ability to amend or terminate its benefit plans at any time.

C. Stock Options. The Executive shall be treated as having terminated employment due to “retirement” for purposes of any stock options awarded to the Executive under any incentive plan of the Company which remain unexercised as of the Executive’s Retirement Date. The restricted stock granted Executive under the Employee Restricted Stock Award Agreement made effective December 8, 2006 and the stock options granted Executive pursuant to the Stock Option Agreement made effective as of December 12, 2006 shall be immediately vested upon the execution of the Agreement and the Waiver and Release attached hereto as Attachment A. All other of Executive’s stock options and restricted stock shall be immediately vested upon the Effective Waiver Date, except for (i) those restricted stock grants granted pursuant to the Restricted Stock Agreement attached hereto as Attachment E and (ii) those performance-based stock options granted subject to the Company’s stock price achieving certain benchmarks under the Performance Vested Non-Qualified Stock Option Award Agreement dated June 23, 2005 (the “Performance Award Agreement”), which shall be addressed as provided below in subpart (2) of this Paragraph 2C. In addition, the Nominating and Compensation Committee (the “Committee”) has agreed to extend the exercisability of all options until the end of the original term of the option.

(1)	In the event of a Change of Control (as defined herein this Agreement), the Company agrees to treat all of the Executive’s remaining vested, unexercised options, granted under any prior award, in a manner no less favorably than options held by any of the Company’s then-current executive group, whether the conversion is to the new controlling party’s stock, cash, or other consideration.

(2)	The Performance Award Agreement shall be amended and construed in the following manner:

(i)	Paragraph 2(a), including its subparagraphs, shall be stricken in their entirety, and the following language shall be inserted as the new Paragraph 2(a):

“a. During its Term and prior to its earlier termination in accordance with Section 3 of this Agreement, 100% of that portion of the Option that has vested in accordance with Section 2(d) of this Agreement shall be exercisable.”

(ii)	Paragraph 3(a), including its subparagraphs, shall be stricken in their entirety, and the following language shall be inserted as the new Paragraph 3(a):

“a. General. No portion of the Option may be exercised after its termination. Except as otherwise provided in this Section 3, the Option shall terminate on the first to occur of:

(i)	the end of the Performance Period (except to the extent vested in accordance with Section 2(d) of this Agreement),

(ii)	the end of the original Term of the Option (to the extent vested in accordance with Section 2(d)), or

(iii)	the latest date allowed pursuant to final regulations issued pursuant to Section 409A of the Internal Revenue Code of 1986, as amended.”

(iii)	Paragraph 3(c), including its subparagraphs, shall be stricken in their entirety, and the following language shall be inserted as the new Paragraph 3(c):

“c. Retirement. If the Participant’s employment terminates due to Retirement, the Option, whether vested before or after the Retirement Date, shall:

(i)	to the extent vested in accordance with Section 2(d) and unexercised, remain vested and exercisable in accordance with Section 3(a) as amended; or

(ii)	be eligible for vesting and remain exercisable in accordance with Section 3(a) as amended.”

(3)	The Company and Executive agree that other members of the Company’s executive team in 2005 received Performance Award Agreements substantially similar in terms (but not necessarily amounts of options granted) to the Performance Award Agreement granted Executive. In the event of an amendment of terms of the Performance Award Agreement (but not amount of options granted) of any of the Company’s then-current executive group, the Company agrees to treat all of the Executive’s remaining vested, unexercised options, granted under Executive’s Performance Award Agreement, in a manner no less favorably than options held by any of the Company’s then-current executive group pursuant to their Performance Award Agreement.

D. Bonuses. The Executive will not be eligible to receive any annual bonus for the 2007 calendar year.

E. Expenses. The Company shall pay, up to a maximum of $10,000, for the actual costs incurred by the Executive for legal and/or tax advice in connection with the Retirement Agreement, upon the Company’s receipt of invoices from such service providers. The Company shall provide the Executive, for his records and tax purposes, evidence of Company’s payment to such service providers.

F. Paid Leave. The Company will, on the Effective Waiver Date, make a lump sum cash payment to Executive in an amount equal to the Executive’s unused vacation (308.57 hours), personal day (8 hours), and unused sick leave (80 hours).

G. D&O Insurance. Subject to the Company’s own decision with regard to amounts and insurance providers, the Company will maintain D&O or other insurance coverage and extend same to the Executive, similar to the Company’s then-current executive group, for a period of three (3) years from the Effective Waiver Date.

H. Transfer of Equipment. Subject to the necessary and proper procedures of the Company’s Information Technology department for the termination or retirement of any Company employee, the Company agrees transfer ownership of certain listed items to the Executive within 30 days of execution of the Agreement, or within a reasonable period thereof as required to coordinate with the third party vendors of the Company. The items to be transferred are: (i) mobile phone and associated cell number, and (ii) two desk top computers and laptop computer & peripherals (including basic operating system and business productivity software licenses, keyboard, mouse monitor and docking station) for each. Company shall deliver and assist Executive in the reconfiguration of password requirements and installation of the computers at the Executive’s residence in Houston, Texas. All items are to be provided to the Executive in working order on an “AS IS, WHERE IS” basis.

3. Other Benefits. The Executive’s benefits under the Syntroleum 401(k) Plan and any other plan or arrangement of the Company shall be determined and paid in accordance with the terms of such plans. Except as expressly provided herein or in the terms of such plans, all benefits provided to the Executive shall cease as of the Retirement Date.

4. Restrictive Covenants. As a material inducement to the Company to enter into this Agreement, Executive agrees that the restrictive covenants set forth in paragraphs 6, 7, 8, 9, 10, 11 and 12 of the Employment Agreement, originally agreed to by the Executive in entering into the Employment Agreement in exchange for the Company’s provision to the Executive of Trade Secret Information and for other good and valid consideration, remain in full force and effect; provided, however, that, effective the Retirement Date, the Company agrees to further modify the restrictions set forth in the Employment Agreement as follows:

A. The Company agrees to modify the Employment Agreement by striking the language of paragraph 8(c) in its entirety, and inserting the language in bold, italic typeface below:

“The provisions of this Paragraph 8 do not apply to an invention (i) developed during your employment with the Company, for which no equipment, supplies, facility or Trade Secret Information of the Company was used and which was developed entirely on Employee’s own time, or (ii) for an invention developed within two years of termination of employment, which does not include any Trade Secret Information disclosed to Employee by the Company or Trade Secret Information developed by Employee in the course of his employment with the Company. A reasonable determination of the applicability of Paragraph 8(a) to an Employee’s invention shall be made by Syntroleum after the Employee submits notification in writing of the invention. Said notice shall include adequate detail for Syntroleum to evaluate the invention and the circumstances under which the Employee believes this exclusion should apply. Such notice to Company shall be made whenever a reasonable person would consider that the invention may include any Trade Secret Information disclosed to Employee by the Company or Trade Secret Information developed by Employee in the course of his employment with the Company. The Company shall have the right to review the invention and contest the applicability of this Paragraph 8 even in such circumstances that Employee does not give notice.”

B. Subject to the Executive upholding his continuing obligations to maintain the Trade Secret Information of the Company as set forth in the Employment Agreement, the Company agrees to waive the restrictions set forth in paragraphs 9(a) and 9(b). Notwithstanding the forgoing, the Company does not waive the restrictions on the Executive as set forth in paragraph 9(c) of the Employment Agreement.

5. Assistance with Legal Proceedings. The Executive agrees that for a period of three years after the Retirement Date, the Executive will furnish such information and proper assistance as may be reasonably necessary in connection with any litigation or other legal proceedings in which the Company or any affiliate or subsidiary is then or may become involved; provided, however, that the parties agree to negotiate a reasonable rate of compensation for any such services.

6. Reference; Nondisparagement. The Company agrees to provide a letter of reference for the Executive in substantially the form attached hereto as Attachment D. The Executive agrees to refrain from any criticisms or disparaging comments about the Company or any affiliates (including any current or former officer, director or employee of the Company), and the Executive agrees not to take any action, or assist any person in taking any other action, that is adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company and its affiliates. Likewise, the Company agrees to refrain from any criticisms or disparaging comments about the Executive, and the Company agrees not to take any action, or assist any person in taking any other action, that is adverse to the interests of the Executive or inconsistent with fostering the goodwill of the Executive. Notwithstanding the forgoing, this paragraph imposes no limitation on the Executive’s rights as a shareholder of the Company, or on either party’s rights to enforce this Agreement. Nothing in this Agreement shall apply to or restrict in any way the communication of information by either Party to any state or federal law enforcement agency, or require notice to either Party thereof in such event, and neither Party will be in breach of the covenant contained above solely by reason of giving testimony which is compelled by process of law.

7. Change of Control. For the purposes of this Agreement, “Change of Control” shall have the meaning ascribed to the term in the “Syntroleum Corporation 2005 Stock Incentive Plan”, such definition and related definitions necessary to construe the meaning of such provision are incorporated herein by reference.

8. Non-Alienation. The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. Upon the death of the Executive, his executors, administrators, devisees and heirs, in that order, shall have the right to enforce the provisions hereof.

9. Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

10. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

11. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Syntroleum Corporation

4322 South 49th West Avenue

Tulsa, OK 74107-6100

Attention: General Counsel

Fax: (918) 592-7979

To the Executive:

Greg Jenkins

2409 Dickey Place

Houston, Texas 77019

Telephone: (713) 942-9363

All such notices shall be conclusively deemed to be received and shall be effective; (i) if sent by hand delivery, upon receipt, (ii) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (iii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

12. Tax Withholding. The Company shall withhold from any benefits payable under this Agreement the minimum federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling. In instances where a taxable event involves options or stock, the Executive may elect to have the withholding obligations satisfied by the withholding of shares of stock otherwise deliverable to the Executive or provided by the Executive to the extent allowed by, and in accordance with the terms of, the applicable incentive plan and governing laws and regulations.

13. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

15. Titles. The titles and headings preceding the text of the sections and subsections of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

16. Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA, UNITED STATES OF AMERICA, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF. The Company and the Executive expressly and irrevocably consent and submit to the nonexclusive jurisdiction of any state or federal court sitting in Tulsa

County, Oklahoma and agree that, to the fullest extent allowed by law, such Oklahoma state or federal courts shall have jurisdiction over any action, suit or proceeding arising out of or relating to this Agreement. The Company and the Executive each irrevocably waive, to the fullest extent allowed by law, any objection either of them may have to the laying of venue of any such suit, action or proceeding brought in any state or federal court sitting in Tulsa County, Oklahoma based upon a claim that such court is inconvenient or otherwise an objectionable forum. Any process in any action, suit or proceeding arising out of or relating to this Agreement may, among other methods, be served upon the Company or the Executive by delivering it or mailing it to their respective addresses set forth herein. Any such delivery or mail service shall be deemed to have the same force and effect as personal service in the State of Oklahoma.

17. Remedies. In the event of any material breach by either party of any of the provisions of this Agreement and in the event such material breach is not cured by the breaching party within forty-five (45) days after notice from the non-breaching party, the non-breaching party, in addition to any other rights, remedies or damages available at law or in equity, shall be entitled (a) to injunctive relief enjoining and restraining any such material breach by the breaching party; and, in addition to any other award of damages to which may be entitled, (b) to recover from the breaching party all costs and expenses, including reasonable attorney’s fees, incurred by the non-breaching party, its successors or assigns as a consequence of any such breach.

18. Entire Agreement. This Agreement, together with Attachments [A, B, C, D, and E] constitute the entire agreement of the parties with respect to the subject matter hereof, and expressly supersedes the Employment Agreement, except as expressly provided herein.

19. 409A Compliance. The parties acknowledge that all payments and benefits provided under this Agreement and the Consulting Agreement are intended to meet the requirements and restrictions of the nonqualified deferred compensation rules contained in Section 409A of the Internal Revenue Code of 1986, as amended (to the extent applicable thereto).

(signature page follows)

IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, all of which shall constitute one agreement, effective as of the date and year first above written.

SYNTROLEUM CORPORATION

By:	/s/ Kenneth L. Agee
Kenneth L. Agee
Chairman & Chief Research Officer

EXECUTIVE

/s/ Greg Jenkins
Greg Jenkins

Attachment A

SYNTROLEUM CORPORATION

WAIVER AND RELEASE

Syntroleum Corporation has offered to pay me certain benefits (the “Benefits”) under my Retirement Agreement with Syntroleum Corporation, dated as of March         , 2007 (the “Retirement Agreement”), which include benefits to which I am not otherwise entitled. These Benefits were offered to me in exchange for my agreement, among other things, to waive all of my claims against and release Syntroleum Corporation and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or retirement from the Company or the Affiliates; provided, however, that this Waiver and Release shall not apply to any claim or cause of action to enforce or interpret any provision contained in the Retirement Agreement. I have read this Waiver and Release, the attached demographic information and the Retirement Agreement, including the attachments thereto (all of which I received together and which, together, are referred to herein as the “Retirement Agreement Materials”) and they are incorporated herein by reference. I choose to accept this offer.

I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for Benefits, I must sign (and return to Richard L. Edmonson, Senior Vice President and General Counsel) this Waiver and Release before 5 p.m. on                 , 2007. I acknowledge that I have been given sufficient time to consider whether to sign the Retirement Agreement and whether to execute this Waiver and Release.

In exchange for the payment to me of Benefits, which are in addition to any remuneration or benefits to which I am already entitled, I, among other things, (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or retirement from the Company or the Affiliates, and (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or retirement from the Company or the Affiliates, except to the extent that my rights are vested under the terms of employee benefit plans sponsored by the Company or the Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. ss 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Retirement

Agreement Materials has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.

I acknowledge that payment of Benefits to me by the Company is not an admission by the Company or any other member of the Corporate Group that they engaged in any wrongful or unlawful act or that the Company or any member of the Corporate Group violated any federal or state law or regulation.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release and the other Retirement Agreement Materials set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group. I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by Richard L. Edmonson, Senior Vice President and General Counsel to Syntroleum Corporation, 4322 South 49th West Avenue, Tulsa, Oklahoma 74107, facsimile number: (918) 592-7979, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me Benefits. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

Greg Jenkins
Executive’s Printed Name

/s/ Greg Jenkins
Executive’s Signature

May 1, 2007
Executive’s Signature Date

SCHEDULE 1 TO ATTACHMENT A

The following demographic information is provided to the Executive for review and consideration in connection with signing the WAIVER AND RELEASE, included as Attachment A to the Retirement Agreement. This list represents the job titles and ages of all employees within the Company who have been offered a retirement described in exchange for signing a release. Those employees are as follows:

Title	Age
Senior V.P. Business Development	58
Senior V.P. Business Development	55
Senior V.P. Business Development	53
Vice President	53
Executive V. P. Business Development and Chief Financial Officer	49

The following demographic information is provided to the Executive for review and consideration in connection with signing the WAIVER AND RELEASE, included as Attachment A to the Retirement Agreement. This list represents the job titles and ages of all employees within the Company who have not been offered a retirement described in exchange for signing a release. Those employees are as follows:

Title	Age
Vice President Business Development	52

Attachment “B”

AGREEMENTS WHOSE TERMS ARE INCORPORATED BY REFERENCE

The Company shall attach copies of the following executed documents between the Company and the Executive:

1.	The Employment Agreement dated as of January 3, 2005 (the “Employment Agreement”);

2.	The Indemnification Agreement dated January 3, 2005 (the “Indemnification Agreement”); and

3.	The Syntroleum Corporation 2005 Stock Incentive Plan.

Attachment C

March     , 2007

Greg Jenkins’ Service to Syntroleum

Greg Jenkins joined Syntroleum in January 2005. He led the Company’s business development team and the financial and accounting group. During his tenure, Syntroleum successfully completed three placements of the company’s equity with Legg Mason Opportunity Trust, Azimuth Opportunity Ltd., and a group of private investors with a potential value to the company of $120 million.

As a senior executive with the company Mr. Jenkins was instrumental in setting the policy and direction of the company. He led the business development and finance teams in developing relationships with numerous potential licensees of the company’s technology and potential financing entities for the company’s projects.

[Name, Title]

Attachment D

May 1, 2007

Syntroleum Corporation

4322 South 49th West Avenue

Tulsa, Oklahoma 74107

Attn.: Secretary of the Corporation

Re:	Confirmation of resignation from all positions and offices held in Syntroleum Corporation, and all of its affiliates and/or subsidiaries

Dear Sir/Madam:

By affixing my signature to this letter, I hereby resign, due to my expected entry into retirement, from any and all positions and/or offices previously held in Syntroleum Corporation, all of its affiliates and/or subsidiaries that are in existence as of the date of this correspondence. My resignation includes, without limitation, any position as a director, officer, agent, or trustee in any of the entities of Syntroleum Corporation (its affiliates and/or subsidiaries). This resignation shall become effective as of May 1, 2007 as stated in the Retirement Agreement, although I will remain an employee of Syntroleum Corporation until January 3, 2008.

Sincerely,

/s/ Greg Jenkins

Greg Jenkins

Attachment E

SYNTROLEUM CORPORATION 2005 STOCK INCENTIVE PLAN

EMPLOYEE RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT (“Agreement”), made as of the 30th day of April 2007 (the “Grant Date”), evidences an award by Syntroleum Corporation, a Delaware corporation (the “Company”) to Greg G. Jenkins (the “Grantee”) pursuant to the 2005 Stock Incentive Plan (the “Plan”). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Plan.

1. Grant of Restricted Stock Award. Effective as of the Grant Date, pursuant to Section 8 of the Plan, the Company has awarded to the Grantee a Restricted Stock Award with respect to 200,000 shares of Common Stock, subject to the conditions and restrictions set forth below and in the Plan (the “Restricted Stock”).

2. Restrictions. The Restricted Stock granted hereunder to the Grantee may not be sold, assigned, transferred, pledged or otherwise encumbered from the Grant Date until the date that the Grantee obtains a vested right to the shares (and the restrictions thereon terminate) in accordance with the provisions of this Section 2. The Grantee shall have a vested right to a number of shares, as described below, out of the Restricted Stock grant described in Section 1, above, upon the completion of each of the following events:

A. upon the date of execution of definitive agreements for the provision of feedstock to and creation of a venture to construct and operate a plant of capacity to produce of at least 3000 barrels per day of sales product (the “Plant”) in the United States with a large diversified foods company previously agreed between Grantee and the Company, Grantee shall have a vested right to one hundred thousand (100,000) of the shares of Restricted Stock; and

B. upon the date of closing of the financing for the construction of the Plant, Grantee shall have a vested right to one hundred thousand (100,000) of the shares of Restricted Stock.

For purposes of this Agreement, “financing” means the consummation and funding of one or more fully executed and delivered agreements in which financial institutions, financing companies or any other entity(s) or persons deliver to the Company, or an entity directed to receive the funds by the Company’s Board of Directors, funds sufficient for the Company, directly, indirectly, independently or together with one or more other entities, to proceed with the construction or acquisition (if the facilities already exist) of the facilities necessary to complete the Project. “Project” means that certain project in which Grantee advised on during his employment with the Company that is being pursued in order to convert low quality triglyceride feedstock to be provided by a large diversified foods company previously agreed between Grantee and the Company into renewable diesel, naptha and propane using the Company’s Biofining™ technology and in which the Company shall own, directly or indirectly, a fifty per cent (50%) interest or such other lesser interest as shall be determined by the Company’s Board of Directors in its sole discretion.

The period of time between the Grant Date and the date that the Grantee obtains a vested right to the Restricted Stock shall be referred to herein as the “Restricted Period” as to those shares. In the event that any day on which the Grantee would otherwise obtain a vested right to the Restricted Stock is a Saturday, Sunday or holiday, the Grantee shall instead obtain that vested right on the first business day immediately following such date.

3. Forfeiture. If the portion of the Restricted Stock which is to become vested pursuant to the provisions of Section 2(A) has not vested by July 1, 2008, the Grantee shall forfeit all right to the Restricted Stock. Such forfeiture shall apply to Beneficiaries (as defined below) as well as the Grantee.

4. Book Entry. During the Restricted Period, the Restricted Stock Award shall be evidenced by entry to an unfunded bookkeeping account maintained by the Company and no certificate evidencing such shares shall be issued to the Grantee. Upon termination of the Restricted Period with respect to any portion of the Restricted Stock, a certificate representing the shares of Common Stock which have vested shall be issued and delivered upon written request to the Grantee as promptly as is reasonably practicable following such termination.

5. Beneficiary Designations. Pursuant to Section 10 of the Plan, the Grantee shall file with the Company on such form as may be prescribed by the Company, a designation of one or more beneficiaries and, if desired, one or more contingent beneficiaries (each referred to herein as a “Beneficiary”) to whom shares of Common Stock otherwise due the Grantee under the terms of this Agreement shall be distributed in the event of the death of the Grantee. The Grantee shall have the right to change the Beneficiary or Beneficiaries from time to time; provided, however, that any change shall not become effective until received in the Grantee’s handwriting by the Committee. If there is no effective Beneficiary designation on file at the time of the Grantee’s death, or if the designated Beneficiary or Beneficiaries have all predeceased such Grantee, the payment of any remaining benefits under this Agreement shall be made to the personal representative or executor of the Grantee’s estate. If one or more but not all the Beneficiaries have predeceased such Grantee, the benefits under this Agreement shall be paid according to the Grantee’s instructions in his designation of Beneficiaries. If the Grantee has not given instructions, or if the instructions are not clear, the benefits under this Agreement which would have been paid to the deceased Beneficiary or Beneficiaries will be paid to the personal representative or executor of Grantee’s estate.

6. Nonalienation of Benefits. Except as contemplated by Section 5 above, no right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary or by operation of law, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits. If the Grantee or the Grantee’s Beneficiary hereunder shall become bankrupt or attempt to transfer, anticipate, alienate, assign, sell, pledge, encumber or charge any right or benefit hereunder, other than as contemplated by Section 5 above, or if any creditor shall attempt to subject the same to a writ of garnishment, attachment, execution, sequestration or any other form of process or involuntary lien or seizure, then such right or benefit shall cease and terminate.

7. Prerequisites to Benefits. Neither the Grantee, nor any person claiming through the Grantee, shall have any right or interest in Restricted Stock awarded hereunder, unless and until all the terms, conditions and provisions of this Agreement and the Plan which affect the Grantee or such other person shall have been complied with as specified herein.

8. Issuance and Delivery of Shares. The Company shall not be obligated to issue or deliver any shares of Common Stock if counsel to the Company determines that such issuance or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. If necessary to comply with any such law, rule, regulation or agreement, the Company shall in no event be obligated to take any affirmative action in order to cause the issuance or delivery of shares of Common Stock.

9. Rights as a Stockholder. The Grantee (or Beneficiary) shall have no rights as a stockholder with respect to the shares of Common Stock represented by the Restricted Stock unless and until all the terms, conditions and provisions of this Agreement and the Plan which affect the Grantee or such other person shall have been complied with as specified herein, and certificates evidencing such shares are issued and delivered to the Grantee or an alternative method of transferring to Grantee ownership of such shares has been completed pursuant to Section 4 hereof. Notwithstanding the foregoing, each time that a cash dividend is paid out with respect to shares of Common Stock, Grantee shall receive a cash payment equal to the amount of the cash dividends Grantee would have received had all the shares of Restricted Stock been issued and outstanding as of such date.

10. Taxes. The Company shall have the right to withhold an appropriate amount of cash or number of shares of Common Stock, or combination thereof, for payment of taxes or other amounts required by law or to take such action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of taxes. Withholding may be satisfied by the transfer to the Company of shares of Common Stock theretofore owned by the Grantee, subject to such terms and conditions as the Committee shall prescribe.

11. Adjustments. As provided in the Plan, certain adjustments may be made to the Restricted Stock upon the occurrence of events or circumstances described in Section 19 of the Plan.

12. Notice. Unless the Company notifies the Grantee in writing of a different procedure, any notice or other communication to the Company with respect to this Agreement shall be in writing and shall be delivered personally or by first class mail, postage prepaid to the following address:

Syntroleum Corporation

c/o Corporate Secretary

4322 South 49th West Avenue

Tulsa, Oklahoma 74107

Any notice or other communication to the Grantee with respect to this Agreement shall be in writing and shall be delivered personally, or shall be sent by first class mail, postage prepaid, to Grantee’s address as listed in the records of the Company on the Grant Date, unless the Company has received written notification from the Grantee of a change of address.

13. Amendment. Without the consent of the Grantee, this Agreement may be amended or supplemented (i) to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or (ii) to add to the covenants and agreements of the Company for the benefit of Grantee or to add to the rights of the Grantee or to surrender any right or power reserved to or conferred upon the Company in this Agreement, subject, however, to any required approval of the Company’s stockholders and, provided, in each case, that such changes or corrections shall not adversely affect the rights of Grantee with respect to the Award evidenced hereby without the Grantee’s consent, or (iii) to make such other changes as the Company, upon advice of counsel, determines are necessary or advisable because of the adoption or promulgation of, or change in or of the interpretation of, any law or governmental rule or regulation, including any applicable federal or state securities laws.

14. Grantee Employment. Nothing contained in this Agreement, and no action of the Company or the Committee with respect hereto, shall confer or be construed to confer on the Grantee any right to continue as an employee of the Company.

15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Oklahoma.

16. Construction. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include the Plan. The headings of the Sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

17. Relationship to the Plan. In addition to the terms and conditions described in this Agreement, grants of Restricted Stock are subject to all other applicable provisions of the Plan. The decisions of the Committee with respect to questions arising as to the interpretation of the Plan, or this Agreement and as to finding of fact, shall be final, conclusive and binding.

Signature page follows

SYNTROLEUM CORPORATION

By:	/s/ Richard L. Edmonson
Name:	Richard L. Edmonson
Title:	Senior Vice President and General Counsel

GRANTEE

/s/ Greg G. Jenkins
Greg G. Jenkins